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Exhibit 99.1

FOR IMMEDIATE RELEASE
For More Information, Contact: Cheryl Slomann QAD Investor Relations 805 566 5139 investor@qad.com	Rob Whetstone/Rosemary Moothart PondelWilkinson MS&L 323 866 6060 investor@pondel.com

QAD Expects to Exceed Revenue and Earnings Guidance
for Fiscal 2004 First Quarter

Carpinteria, Calif.—May 13, 2003—QAD Inc. (NASDAQ:QADI) today said it expects to exceed its previously reported financial guidance for its fiscal 2004 first quarter ended April 30, 2003.

Based on preliminary estimates, QAD expects to post first quarter revenue between $55 million and $56 million, compared with $44.3 million in the comparable period last year. Additionally, the company anticipates first quarter earnings in the range of $0.10 to $0.13 per diluted share, including profit of $0.04 per diluted share related to the sale of a parcel of property located in Carpinteria, CA. This compares with a net loss per diluted share of $0.17 in the first quarter of last year, or $0.14 before the cumulative effect of an accounting change related to goodwill.

Previously, QAD said it anticipated first quarter revenue in the range of $50 million to $53 million and expected to break even or post a small profit, including the gain on sale of the property noted above. QAD stated that both the timing and level of license deals in the current quarter contributed to the higher than expected results.

QAD's results remain subject to review by its outside independent auditors. On Wednesday, May 28, 2003, the company will report complete fiscal 2004 first quarter results and update its financial guidance for the full fiscal year ending January 31, 2004. A conference call to discuss the results will be webcast live at 2:00 p.m. PDT and accessible at www.qad.com.

About QAD

        QAD enterprise applications leverage advances in Internet and enabling technologies to provide critical functionality for managing manufacturing resources and operations within and beyond the enterprise, enabling global manufacturers to collaborate with their customers, suppliers and partners to make and deliver the right product, at the right cost and at the right time. Manufacturers of automotive, consumer products, electronics, food and beverage, industrial and medical products use QAD applications at approximately 5,200 licensed sites in more than 80 countries and in as many as 26 languages. For more information about QAD, telephone +1 805 684 6614, or visit the QAD Web site at: www.qad.com. To receive any of QAD's press releases via facsimile, contact +1 800 356 0747, or outside the U.S. contact +1 213 253 5647.

        Note to Investors: This press release contains certain forward-looking statements made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. A number of risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements. These risks include, but are not limited to, evolving demand for the company's software products and products that operate with the company's products; the company's ability to sustain strong licensing demand; the ability to sustain customer renewal rates at current levels; the publication of opinions by industry analysts about the company, its products and technology; the reliability of estimates of transaction and integration costs and benefits; difficulties relating to integration of a new business; the entry of new competitors and their technological advances; delays in localizing the company's products for new markets; delays in sales as a result of lengthy sales cycles; changes in operating expenses, pricing, timing of new product releases, the method of product distribution or product mix; and general economic and geopolitical factors. In addition, revenue and earnings in the enterprise resource planning (ERP), e-business and collaborative commerce software industries are subject to fluctuations. Software license revenue, in particular, is subject to variability with a significant proportion of revenue earned in the last month of each quarter. Given the high margins associated with license revenue, modest fluctuations can have a substantial impact on net income. Investors should not use any one quarter's results as a benchmark for future growth. For a more detailed description of the risk factors associated with the company and the industries in which it operates, please refer to the company's Annual Report on Form 10-K for the fiscal year ended January 31, 2003.

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  Exhibit 99.1
QAD Expects to Exceed Revenue and Earnings Guidance for Fiscal 2004 First Quarter